Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

MIDLAND, Texas, March 2, 2017/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported preliminary financial results for its fourth quarter and full year ended December 31, 2016.

For the quarter ended December 31, 2016, the Company reported revenues of $30,067,000 as compared to $55,130,000 for the quarter ended December 31, 2015. For the fourth quarter 2016, the Company reported a net loss of $7,187,000, or $0.33 loss per share attributable to common stock, as compared to a net loss of $4,940,000, or $0.23 loss per share attributable to common stock, for the quarter ended December 31, 2015. The Company reported EBITDA of $313,000 for the quarter ended December 31, 2016 compared to $3,945,000 for the quarter ended December 31, 2015.

For the year ended December 31, 2016, the Company reported revenues of $133,330,000 as compared to $234,685,000 (or $248,295,000 on a pro forma basis) for the year ended December 31, 2015. For the full year 2016, the Company reported a net loss of $39,792,000, or $1.84 loss per share attributable to common stock, as compared to a net loss of $26,279,000 (or $30,256,000 on a pro forma basis), or $1.27 loss per share (or $1.40 on a pro forma basis) attributable to common stock, for the year ended December 31, 2015. The Company reported negative EBITDA of $2,045,000 for the year ended December 31, 2016 compared to EBITDA of $7,488,000 for the year ended December 31, 2015. The Company’s balance sheet remains strong with $54,874,000 of cash and short term investments, $60,730,000 of working capital and $2,357,000 of debt and capital lease obligations at December 31, 2016.

Stephen C. Jumper, President and CEO, said, “Demand for seismic data acquisition services in North America and worldwide continues to be soft in response to low and uncertain oil prices and reduced client expenditures. During the quarter ended December 31, 2016, oil prices averaged approximately $49 per barrel, an increase from the September 30, 2016 quarter average of approximately $45 per barrel. While encouraging, it remains to be determined if the recent strengthening in oil prices can be sustained, and the price increases have yet to result in a meaningful increase in demand for our services. As we experienced uncertainty in oil and natural gas prices during our first three quarters of 2016, our client base continues to take a cautious approach to their capital spending. Based on currently available information, seismic service demand levels and the winter season in Canada, we believe we will continue to operate four to six crews in the United States and Canada through the first quarter of 2017. Visibility beyond the first quarter of 2017 remains unclear. In response to these factors, we will continue our on-going effort to control costs and maintain a strong balance sheet, our experienced personnel and our position as a leading onshore seismic data acquisition company in North America.”

Capital expenditures for the year ended December 31, 2016 were $9,793,000, primarily composed of replacement recording channels lost in the spring 2015 and 2016 floods in southeast Texas and Oklahoma. These expenditures were funded in part by insurance proceeds received related to those losses. The Company’s capital budget for 2016 was at maintenance levels below the $10 million approved by our board of directors.

Mr. Jumper concluded, “2016 was a difficult year for our Company. That said, the price of oil has materially increased from the decade low reached in February 2016. Although we have not seen a meaningful increase in proposals as previously discussed, this positive development is very encouraging. The oil market appears to be slowly working through a rebalancing phase. We believe oil and gas companies will gradually start to put capital back to work, and seismic surveys should play an important role in helping these companies maximize their production economics. Our continuing commitment to maintain a strong balance sheet while operating the largest fleet of state-of-the-art land-based seismic equipment with the most experienced personnel in the industry uniquely positions Dawson Geophysical to successfully respond to the market as conditions improve.”

On February 11, 2015, legacy Dawson Geophysical Company and legacy TGC Industries, Inc. consummated their previously announced strategic business combination. The merger transaction was accounted for as a reverse acquisition with legacy Dawson Geophysical being deemed the accounting acquirer with the results of legacy TGC Industries, Inc. being reflected in the Company’s reported consolidated financial results only for periods from and after February 11, 2015. The merged companies adopted a calendar fiscal year ending December 31. Due to the foregoing, comparative financial results that include periods prior to February 11, 2015 are not comparable to financial results that include periods from and after February 11, 2015. As a result, the Company is including selected unaudited pro-forma financial information showing, on a pro forma basis, the effect of the business combination as if it had occurred on January 1, 2015 (together with the assumptions related thereto), at the end of this press release. Additional information regarding the business combination and its impact on the Company’s financial position will be set forth in the Company’s Form 10-K for the year ended December 31, 2016, which will be filed with the Securities and Exchange Commission on or about March 15, 2017, and in the Company’s Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 16, 2016.

Conference Call Information

Dawson Geophysical Company will host a conference call to review its year end and fourth quarter 2016 financial results on March 2, 2017 at 9 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-888-455-2265 (US) and 1-719-457-2639 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through April 2, 2017 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 5138505. The webcast will be recorded and available for replay on Dawson’s website until April 2, 2017.

About Dawson

Dawson Geophysical Company is a leading provider of North America onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by GAAP, the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                    the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                    its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                    the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 16, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)

Operating revenues	$30,067,000	$55,130,000	$133,330,000	$234,685,000
Operating costs:
Operating expenses	27,458,000	47,181,000	121,661,000	205,566,000
General and administrative	3,575,000	4,587,000	16,822,000	22,729,000
Depreciation and amortization	10,316,000	11,503,000	44,283,000	47,072,000
	41,349,000	63,271,000	182,766,000	275,367,000

Loss from operations	(11,282,000)	(8,141,000)	(49,436,000)	(40,682,000)
Other income (expense):
Interest income	121,000	75,000	347,000	159,000
Interest expense	(21,000)	(117,000)	(260,000)	(609,000)
Other income	1,279,000	583,000	3,108,000	1,098,000
Loss before income tax	(9,903,000)	(7,600,000)	(46,241,000)	(40,034,000)

Income tax benefit	2,716,000	2,660,000	6,449,000	13,755,000

Net loss	$(7,187,000)	$(4,940,000)	$(39,792,000)	$(26,279,000)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	$(194,000)	$(516,000)	$228,000	$(1,480,000)

Comprehensive loss	$(7,381,000)	$(5,456,000)	$(39,564,000)	$(27,759,000)

Basic loss per share attributable to common stock	$(0.33)	$(0.23)	$(1.84)	$(1.27)

Diluted loss per share attributable to common stock	$(0.33)	$(0.23)	$(1.84)	$(1.27)

Weighted average equivalent common shares outstanding	21,636,869	21,590,943	21,611,562	20,688,185

Weighted average equivalent common shares outstanding-assuming dilution	21,636,869	21,590,943	21,611,562	20,688,185

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,624,000	$37,009,000
Short-term investments	40,250,000	21,000,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at December 31, 2016 and 2015	16,031,000	35,700,000
Prepaid expenses and other assets	4,822,000	6,150,000

Total current assets	75,727,000	99,859,000

Property and equipment	324,950,000	345,619,000
Less accumulated depreciation	(214,033,000)	(198,052,000)

Net property and equipment	110,917,000	147,567,000

Intangibles	487,000	361,000

Long-term deferred tax liabilities, net	535,000	—

Total assets	$187,666,000	$247,787,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,617,000	$8,401,000
Accrued liabilities:
Payroll costs and other taxes	885,000	1,074,000
Other	2,983,000	4,604,000
Deferred revenue	3,155,000	6,146,000
Current maturities of notes payable and obligations under capital leases	2,357,000	8,585,000

Total current liabilities	14,997,000	28,810,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	—	2,106,000
Deferred tax liabilities, net	146,000	5,319,000
Other accrued liabilities	1,639,000	1,834,000

Total long-term liabilities	1,785,000	9,259,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,704,851 and 21,629,310 shares issued, and 21,656,406 and 21,580,865 shares outstanding at December 31, 2016 and 2015, respectively	217,000	216,000
Additional paid-in capital	142,998,000	142,269,000
Retained earnings	29,265,000	69,057,000
Treasury stock, at cost; 48,445 shares at December 31, 2016 and 2015	—	—
Accumulated other comprehensive loss, net	(1,596,000)	(1,824,000)

Total stockholders’ equity	170,884,000	209,718,000

Total liabilities and stockholders’ equity	$187,666,000	$247,787,000

Reconciliation of EBITDA to Net loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)		(in thousands)
Net loss	$(7,187)	$(4,940)	$(39,792)	$(26,279)
Depreciation and amortization	10,316	11,503	44,283	47,072
Interest (income) expense, net	(100)	42	(87)	450
Income tax benefit	(2,716)	(2,660)	(6,449)	(13,755)
EBITDA	$313	$3,945	$(2,045)	$7,488

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)		(in thousands)
Net cash (used in) provided by operating activities	$(5,684)	$2,734	$8,742	$20,612
Changes in working capital and other items	6,205	1,573	(9,908)	(11,968)
Noncash adjustments to net loss	(208)	(362)	(879)	(1,156)
EBITDA	$313	$3,945	$(2,045)	$7,488

Pro Forma Information

The following unaudited pro forma condensed financial information for the twelve months ended December 31, 2015 gives effect to the Merger as if it had occurred on January l, 2015. The unaudited pro forma condensed financial information has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the transactions taken place on the dates indicated and is not intended to be a projection of future results. The unaudited pro forma financial information reflects certain adjustments related to the acquisition, such as (1) to record certain incremental expenses resulting from purchase accounting adjustments, such as reduced depreciation expense in connection with the fair value adjustments to property and equipment; and (2) to record the related tax effects. Shares used in the calculations of earnings per share in the table below were 21,537,480 for the year ended December 31, 2015.

Year Ended
December 31,
2015
Pro forma total revenues	$248,295,000
Pro forma net loss	$(30,256,000)
Pro forma net loss per share:
Basic	$(1.40)
Diluted	$(1.40)